Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

The Timken Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Newly Registered Securities
Fees to Be Paid	Debt	4.125% Senior Notes due 2034	457(o) and 457(r)	$652,470,000	98.832%	$644,849,150.40	$0.00014760	$95,179.73
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—
	Total Offering Amounts					$644,849,150.40		$95,179.73
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$95,179.73
(1)

€600,000,000 aggregate principal amount of 4.125% Senior Notes due 2034 will be issued. The Amount Registered and the Maximum Aggregate Offering Price is based on the euro/U.S. $ exchange rate of €1.00 = U.S. $1.08745 as of 12:30 p.m. New York City time on May 16, 2024, as listed on the Bloomberg page “BFIX.”

(2)	The proposed maximum aggregate offering price is being used to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

Calculated in accordance with Rule 457(r) of the Securities Act. This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on August 2, 2021 (File No. 333-258382).

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate offering price of that offering is $644,849,150.40.